EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-42773, 333-42767) and Form S-8 (Nos. 33-48610, 33-53802, 33-06191, 333-45558, 333-45562, 333-66602) of Plains Resources Inc. of our report dated March 24, 2003, relating to the consolidated financial statements, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

Houston, Texas

March 28, 2003